Exhibit 21.1

Uniroyal Global Engineered Products, Inc.

Subsidiaries of the Registrant as of January 1, 2017

Name	Jurisdiction of Organization	Status at January 3, 2016

UEP Holdings, LLC	Delaware	Active
Uniroyal Engineered Products, LLC (1)	Delaware	Active
Uniroyal Global (Europe) Limited	England and Wales	Active
Wardle Storeys (Group) Limited (2)	England and Wales	Active
Uniroyal Global Limited (3)	England and Wales	Active
Wardle Storeys (Services) Limited (3)	England and Wales	Active
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(1)     100% owned by UEP Holdings, LLC.
(2)     100% owned by Uniroyal Global (Europe) Limited
(3)     100% owned by Wardle Storeys (Group) Limited